UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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PACKAGING CORPORATION OF AMERICA
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PACKAGING CORPORATION OF AMERICA

March 29, 2006

Dear PCA Shareholder:

You are cordially invited to attend the 2006 Annual Meeting of Shareholders to be held at PCA’s corporate offices, located at 1900 West Field Court, Lake Forest, Illinois, on Wednesday, May 10, 2006 at 8:30 a.m.

Following this page is the formal notice of the meeting and PCA’s Proxy Statement. Also enclosed is a proxy or voting instruction card, a postage-paid envelope and PCA’s 2005 Annual Report to Shareholders (including PCA’s Annual Report on Form 10-K).

Whether or not you expect to attend the meeting, please vote your shares by following the instructions on the enclosed proxy or voting instruction card.

Sincerely,

Paul T. Stecko
Chairman and Chief Executive Officer

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

NOTICE OF THE
2006 ANNUAL MEETING OF SHAREHOLDERS
May 10, 2006

The Annual Meeting of Shareholders of Packaging Corporation of America will be held at the company’s corporate offices located at 1900 West Field Court, Lake Forest, Illinois, on Wednesday, May 10, 2006, beginning at 8:30 a.m., local time. The purpose of the meeting is to:

•                    Elect directors for a term to expire at the 2007 Annual Meeting of Shareholders;

•                    Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm; and

•                    Consider any other matters that properly come before the meeting.

Only shareholders of record at the close of business on March 15, 2006 are entitled to receive notice of and to vote at the meeting or any postponement or adjournment thereof. We have enclosed a copy of our Annual Report to Shareholders (including our Annual Report on Form 10-K), a proxy solicited by our Board of Directors and our Proxy Statement.

Your vote is important. Whether you plan to attend the meeting or not, you are urged to vote your shares by following the instructions on the enclosed proxy or voting instruction card.

By Order of the Board of Directors,

Richard B. West
Senior Vice President, Chief Financial Officer and Corporate Secretary
March 29, 2006

PACKAGING CORPORATION OF AMERICA
1900 West Field Court
Lake Forest, Illinois 60045
(847) 482-3000

PROXY STATEMENT

This proxy statement contains information related to our 2006 Annual Meeting of Shareholders to be held on May 10, 2006, at 8:30 a.m., local time, at PCA’s corporate offices located at 1900 West Field Court, Lake Forest, Illinois, or at such other time and place to which the annual meeting may be adjourned or postponed. The enclosed proxy is solicited by our Board of Directors. The proxy materials relating to the annual meeting are first being mailed on or about March 29, 2006 to shareholders entitled to vote at the meeting.

ABOUT THE MEETING

What is the purpose of the annual meeting?

At the annual meeting, shareholders will act upon the matters outlined in the accompanying notice of meeting, including the following:

•       to elect the directors for a term to expire at the 2007 Annual Meeting of Shareholders; and

•       to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm.

In addition, our management will report on the performance of PCA during fiscal year 2005, and consider any other matters that properly come before the meeting.

What are the voting recommendations of the Board of Directors?

The Board recommends that you vote your shares:

•       FOR each of the directors (see page 4).

•       FOR ratification of the appointment of Ernst & Young LLP as PCA’s independent registered public accounting firm (see page 10).

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on the record date, March 15, 2006, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Except as otherwise required by law, holders of our common stock are entitled to one vote per share on each matter to be voted upon at this annual meeting.

As of the record date, we had 103,782,657 shares of our common stock outstanding.

Who can attend the meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the meeting upon presentation of proper identification. Registration and seating will begin at 8:00 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of your voting instruction card or a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the meeting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of our common stock on the record date will constitute a quorum for our meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

How do I vote?

If the shares of our common stock are held in your name, you can vote on matters to come before the meeting in two ways:

•       by completing, dating and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope; or

•       by written ballot at the meeting.

Shareholders whose shares of our common stock are held in “street name” must either direct the record holder of their shares as to how to vote their shares of common stock or obtain a proxy from the record holder to vote at the meeting. “Street name” shareholders should check the voting instruction cards used by their brokers or nominees for specific instructions on methods of voting, including by telephone or using the Internet.

Your shares will be voted as you indicate. If you return the proxy card but you do not indicate your voting preferences, then the individuals named on the proxy card will vote your shares for each of the directors and for the ratification of the appointment of Ernst & Young LLP. The Board and management do not now intend to present any matters at the annual meeting other than those outlined in the notice of the annual meeting. Should any other matter requiring a vote of shareholders arise, the shareholders confer upon person or persons named on the proxy card discretionary authority to vote the shares represented by such proxy on any such other matter in accordance with their best judgment. Such authority includes the discretionary authority of the person or persons named on the proxy card to cumulate votes so as to elect the maximum number of directors.

If you are one of our employees who participate in the PCA common stock fund under the Packaging Corporation of America Retirement Savings Plan for Salaried Employees or the Packaging Corporation of America Thrift Plan for Hourly Employees (the “Plans”), you will receive from the plan trustee a request for voting instructions with respect to the shares of PCA common stock representing your proportionate interest in the Plans.  You are entitled to direct the plan trustee how to vote your proportionate interest of shares in the Plans as well as a portion of any shares for which no timely voting instructions are received from other participants. If you do not give voting instructions to the plan trustee within the time specified by the plan trustee, your proportionate interest of shares in the Plans will be voted by the plan trustee in the same proportion as shares held by the plan trustee for which voting instructions have been received.  You may revoke your previously given voting instructions by filing with Computershare, the Company’s transfer agent, either a written notice of revocation or a properly completed and signed voting instruction card bearing a later date.  The notice of revocation or the voting instruction card must be received by Computershare no later than May 8, 2006.

How do I change my vote?

If your shares are held in your name, you may revoke your proxy at any time before it is exercised by:

•       filing with the Secretary of PCA a written notice of revocation;

•       sending in another duly executed proxy bearing a later date: or

•       attending the meeting and casting your vote in person.

If your shares are held in “street name”, you must contact your broker or nominee to revoke your proxy. In either case, your last vote will be the vote that is counted.

What vote is required to approve each item?

The holders of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. If a quorum is not present at the annual meeting, the shareholders present may adjourn the annual meeting from time to time, without notice, other than by announcement at the meeting, until a quorum is present or represented. At any such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the annual meeting. A broker “non-vote’’ occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for the particular matter and has not received instructions from the beneficial owner.

Election of Directors.   A plurality of the voting power present in person or represented by proxy and entitled to vote at the annual meeting is required for the election of directors. Only shares that are voted in favor of a particular nominee will be counted towards such nominee’s achievement of a plurality. Thus, shares present at the annual meeting that are not voted for a particular nominee, shares present in person or represented by proxy where the shareholder properly withholds authority to vote for such nominee, and broker non-votes, if any, will not be counted towards such nominee’s achievement of a plurality.

Ratification of Ernst & Young LLP and Other Items.   For each other item, including the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of PCA for the year ending December 31, 2006, the affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the annual meeting is required. If a shareholder abstains from voting or directs the shareholder’s proxy to abstain from voting on the matter, the shares are considered present at the meeting for such matter, but since they are not affirmative votes for the matter, they will have the same effect as votes against the matter. On the other hand, shares resulting in broker non-votes, if any, while present at the meeting are not entitled to vote for such matter and will have no effect on the outcome of the vote.

How are we soliciting this proxy?

We are soliciting this proxy on behalf of our Board of Directors by mail and will pay all expenses associated with this solicitation. Some of the officers and other employees of PCA also may, without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or other electronic means. We will also, upon request, reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their reasonable out-of-pocket expenses for forwarding proxy materials to the beneficial owners of our common stock and to obtain proxies.

BOARD OF DIRECTORS

This section gives biographical information about our directors and describes their membership on Board committees, their attendance at meetings and their compensation. This section also sets forth the first proposal on the agenda for the annual meeting.

What is the makeup of the Board of Directors?

Our Second Amended and Restated By-Laws provide that the number of directors shall be set by the Board of Directors. The number of directors is currently seven. The directors serve until the following annual meeting of the shareholders. The shareholders elect all of the members of the Board of Directors each year.

Election of Directors (Item No. 1 on Proxy Card)
For Term Expiring at 2007 Annual Meeting

The following seven nominees are proposed to be elected at this annual meeting to serve for an annual term that will expire at the 2007 Annual Meeting of Shareholders and until their successors are elected and qualified.

The persons named as proxy voters in the accompanying proxy card, or their substitutes, will vote for these nominees for directors, each of whom has been designated as such by the Nominating and Governance Committee of the Board of Directors. If, for any reason not presently known, any of the nominees is not available for election, another person or other persons who may be nominated by the Nominating and Governance Committee will be voted for at the discretion of the proxy voters, unless the Board reduces the number of directors accordingly. Provided a quorum is present in person or by proxy, directors will be elected by a vote of a plurality of the shares voted.

You may vote for or withhold your vote from the Director nominees. The Board of Directors, based upon the recommendation of the Nominating and Governance Committee, recommends that you vote for all of the nominees listed below.

Brief statements setting forth the age at March 15, 2006, the principal occupation, employment during the past five years, the year in which first elected a director, and other information concerning each nominee appear below.

Nominees standing for election are:

Paul T. Stecko is 61 years old and has served as Chief Executive Officer of PCA since January 1999 and as Chairman of PCA since March 1999. From November 1998 to April 1999, Mr. Stecko served as President and Chief Operating Officer of Tenneco Inc. From January 1997 to November 1998, Mr. Stecko served as Chief Operating Officer of Tenneco. From December 1993 through January 1997, Mr. Stecko served as President and Chief Executive Officer of Tenneco Packaging Inc. Prior to joining Tenneco Packaging, Mr. Stecko spent 16 years with International Paper Company. Mr. Stecko is a member of the board of directors of Tenneco Inc., State Farm Mutual Insurance Company, American Forest and Paper Association and Cives Corporation.

Henry F. Frigon is 71 years old and has served as a director of PCA since February 2000. Mr. Frigon served as Chairman, President and CEO of Carstar, Inc., a provider of collision repair services, from June 1998 until his retirement in February 2001. Since 1994, he has been a private investor and business consultant. Mr. Frigon served as Executive Vice President—Corporate Development and Strategy and Chief Financial Officer of Hallmark Cards, Inc. from 1990 through 1994. He retired as President and Chief Executive Officer of BATUS, Inc. in March 1990 after serving with the company for over 10 years.

Mr. Frigon is a member of the board of directors of H&R Block, Inc., Buckeye Technologies, Inc., Sypress Solutions, Inc. and Tuesday Morning Inc.

Louis A. Holland is 64 years old and has served as a director of PCA since March 2001. In 1991, Mr. Holland founded Holland Capital Management LP, and has served as Managing Partner and Chief Investment Officer since that date. Mr. Holland is also President and Chairman of the Board of Trustees of The Lou Holland Trust, a registered investment company. Mr. Holland is frequently a guest on several media series including “The Financial News Network,” “CNN’s Moneyline,” “CNBC” and others. Mr. Holland is a member of the board of directors of the National Association of Securities Professionals, AmerUs Group Co., Northwestern Memorial Hospital, American Governing Board of Colleges and Universities, Northwestern Mutual Series Fund and Mason Street Funds, Inc., and a number of charitable and not-for-profit organizations.

Samuel M. Mencoff is 49 years old and has served as a director of PCA since January 1999 and served as Vice President of PCA from January 1999 through January 2000. Mr. Mencoff has been employed principally by Madison Dearborn Partners, Inc. since 1993 and currently serves as Co-President. From 1987 until 1993, Mr. Mencoff served as Vice President of First Chicago Venture Capital. Mr. Mencoff is a member of the board of directors of Smurfit Kappa Group Limited, Forest Products Holdings, LLC and Great Lakes Dredge & Dock Corporation.

Roger B. Porter is 59 years old and has served as a director of PCA since May 2005. Mr. Porter is currently the IBM Professor of Business and Government at Harvard University and has served on the faculty at Harvard University since 1977. Mr. Porter also held senior economic policy positions in the Gerald Ford, Ronald Reagan and George H.W. Bush White Houses, serving as special assistant to the President and executive secretary of the Economic Policy board from 1974 to 1977, as deputy assistant to the President and director of the White House Office of Policy Development from 1981 to 1985, and as assistant to the President for economic and domestic policy from 1989 to 1993. Mr. Porter is also a director of Tenneco Inc., Zions Bancorporation, Pactiv Corporation and Extra Space Storage Inc.

Thomas S. Souleles is 37 years old and has served as a director of PCA since March 1999 and served as Assistant Secretary of PCA from April 1999 through January 2000. From January 1999 to April 1999, Mr. Souleles served as a Vice President and Secretary of PCA. Mr. Souleles has been employed principally by Madison Dearborn Partners, Inc. since 1995 and currently serves as a Managing Director. Mr. Souleles is a member of the board of directors of Smurfit Kappa Group Limited, Great Lakes Dredge & Dock Corporation, Forest Products Holdings, LLC, Magellan GP, LLC, Magellan Midstream Holdings GP, LLC, and Astoria Generating Company Holdings LLC.

Rayford K. Williamson is 80 years old and has served as a director of PCA since February 2000. Prior to his retirement in 1998, Mr. Williamson served as Senior Vice President of B E & K, Inc., a construction and engineering consulting firm, from 1995 to 1998. Prior to that time, Mr. Williamson was President of B E & K Engineering Company from 1989 to 1995 and Vice President of B E & K Engineering Company from 1985 to 1989. From 1951 to 1985, Mr. Williamson was employed by International Paper Company. Mr. Williamson currently serves as Director Emeritus of B E & K, Inc.

The Board of Directors unanimously recommends a vote FOR the election of each of the director nominees.

Determination of Director Independence

The Nominating and Governance Committee conducts an annual review of the independence of the members of the Board of Directors and its committees and reports its findings to the full Board. Six of the seven director nominees are not employed by PCA. Although the Board has not adopted categorical standards of materiality for independence purposes (other than those set forth in the New York Stock

Exchange listing standards), information provided by the directors and PCA did not indicate any material relationships (e.g., commercial, industrial, banking, consulting, legal, accounting, charitable, or familial) which would impair the independence of any of the non-employee directors. Based on the report and recommendation of the Nominating and Governance Committee, the Board has determined that all of its directors (other than Mr. Stecko, our Chief Executive Officer) satisfies the independence standards set forth in the listing standards of the New York Stock Exchange.

Compensation of Directors

PCA does not currently compensate directors who serve as members of management or who are affiliated with PCA’s largest shareholder. PCA compensates other directors $3,000 per regular meeting attended of the Board of Directors, $1,500 per meeting attended of any committee of the Board of Directors, and an annual grant of 2,000 shares of non-vested stock and options to purchase 2,000 shares of PCA’s common stock. These non-vested shares and options are granted at 100% of the fair market value on the date of such grant. The non-vested shares vest in six months, and the options vest immediately. All directors are reimbursed for reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

Fiscal 2005 Board of Directors Meetings

The Board of Directors met four times during fiscal 2005. Each member of the Board attended at least 75% of the aggregate of the total number of meetings of the Board and the committees on which he was a member with the majority of the directors attending 100% of all meetings.

All of the directors attended the 2005 annual meeting of shareholders and all but one of the directors are expected to attend the 2006 annual meeting of shareholders.

In accordance with New York Stock Exchange rules, non-management directors are required to meet at regularly scheduled executive sessions without management present. The Presiding Director serves as the chairperson for these executive sessions. The Presiding Director is an independent director elected by the independent directors on the Board. In addition to presiding at executive sessions of non-employee directors, the Presiding Director has the responsibility to: coordinate with the Chairman of the Board and CEO the establishment of the annual meeting of shareholders agenda and topics for other Board meetings; retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and perform such other functions as the independent directors may designate from time to time. Samuel M. Mencoff will continue to act as Presiding Director over these executive sessions. The non-management directors met once during 2005.

Interested Party, including Shareholder, Communication with the Board of Directors

Interested parties, including shareholders, may communicate directly with the Presiding Director, Chairman of the Audit Committee, or the non-employee directors as a group by writing to those individuals or the group at the following address: c/o Richard B. West, Corporate Secretary, Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045. Correspondence received by the Corporate Secretary will be forwarded to the appropriate person or persons in accordance with the procedures adopted by a majority of the independent directors of the Board. When reporting a concern, please supply sufficient information so that the matter may be addressed properly. Although you are encouraged to identify yourself to assist PCA in effectively addressing your concern, you may choose to remain anonymous, and PCA will use its reasonable efforts to protect your identity to the extent appropriate or permitted by law. In addition, employees may communicate confidentially any concerns related to PCA’s business principles or policies, or suspected violations, by calling the toll-free help line established by PCA. The toll-free help line is monitored by non-PCA personnel and all calls are communicated to PCA’s corporate counsel. Any complaints regarding accounting, internal accounting controls or auditing matters are forwarded by PCA’s corporate counsel directly to the Chairman of the Audit Committee and the Chief Financial Officer. From time to time, the Board may change the process by means of which interested parties, including shareholders, may communicate with the Board or its members. Please refer to PCA’s website for any changes in this process.

Personal Loans to Directors and Executive Officers

PCA complies with and will operate in a manner consistent with the rules prohibiting extensions of credit in the form of a personal loan to or for its directors or executive officers.

Code of Ethics

All of PCA’s employees, including all officers, are required to abide by PCA’s long-standing Statement of Business Principles, which was amended to include the requirements of the New York Stock Exchange and the Securities and Exchange Commission. Also, separate Codes of Ethics for PCA’s executive officers and principal accounting personnel, as well as directors, are in place to insure that PCA’s business is conducted in a consistently legal and ethical manner. These documents cover all areas of professional conduct, including employment policies, conflicts of interest, fair dealing and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of PCA’s business. The full text of PCA’s Statement of Business Principles and the Codes of Ethics are published on our website at www.packagingcorp.com/ir_corp_governance. In addition, we will provide to any person without charge, upon request, a copy of this information. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary. PCA will disclose future amendments to, or waivers from, certain provisions of these Codes of Ethics for executive officers and directors on its website within four business days following the date of such amendment or waiver, if they occur.

Corporate Governance Guidelines

PCA is committed to the highest standards of corporate governance. On the recommendation of the Nominating and Governance Committee, the Board adopted a set of Corporate Governance Guidelines governing the function and performance of the Board of Directors and its committees, which, among other things, sets forth the qualifications and other criteria for director nominees. The desired personal and experience qualifications for director nominees is described in more detail below under the caption “Director Nominations to be Considered by the Board.” The current guidelines and the written charters for each committee described below appear on PCA’s website at www.packagingcorp.com/ir_corp_governance. In addition, we will provide to any person without charge, upon request, a copy of this information. Any such request should be directed to Packaging Corporation of America, 1900 West Field Court, Lake Forest, IL 60045, (847) 482-3000, Attn: Corporate Secretary. The contents of our website are not, however, a part of this proxy statement.

Board of Director Committees

The Board of Directors has standing Compensation, Audit and Nominating and Governance Committees, each consisting of non-management directors.

Name	Nominating and Governance Committee	Compensation Committee	Audit Committee
Henry F. Frigon			X
Louis A. Holland	X		X
Samuel M. Mencoff	X	X
Roger B. Porter			X
Thomas S. Souleles	X	X
Rayford K. Williamson		X	X

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Louis A. Holland, chairman, Samuel M. Mencoff and Thomas S. Souleles. All of the members meet the independence standards for nominating and governance committee membership under the New York Stock Exchange listing standards. The Committee met two times during 2005. The Committee’s responsibilities include the recommendation to the Board of potential director candidates as nominee candidates for election at the annual meeting of shareholders and the selection of potential candidates for Board Committee assignments. For more information on consideration of nominees for our Board of Directors, see page 25 under “Shareholder Proposals and Director Nominations” and “Director Nominations to be Considered by the Board.”

Compensation Committee

The current members of the Compensation Committee are Samuel M. Mencoff, chairman, Thomas S. Souleles and Rayford K. Williamson. All of the members meet the independence standards for Compensation Committee membership under the New York Stock Exchange listing standards. The Committee met three times during the last fiscal year. The purpose of the Committee is to establish and execute compensation policies and programs for PCA’s executives and employees. For example, the Compensation Committee recommends the compensation arrangements for senior management. It also determines the allocation of amounts to be paid under PCA’s incentive compensation plan and equity awards to be granted under its equity incentive plan.

Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.

Report of the Audit Committee

The Audit Committee of the Board of Directors is governed by a written charter approved by the Board of Directors. The full text of the Audit Committee’s charter is available on PCA’s website at www.packagingcorp.com/ir_corp_governance. The Audit Committee is currently composed of four directors, all of whom meet the independence standards for audit committee membership set forth in the New York Stock Exchange listing standards (which incorporates the standards set forth in the rules of the Securities and Exchange Commission). The Board of Directors has determined that each member of this Committee satisfies the financial literacy qualifications of the NYSE listing standards and that Henry F. Frigon satisfies the “audit committee financial expert” criteria established by the Securities and Exchange Commission and has accounting and financial management expertise as required under the NYSE listing standards. The Board of Directors has also determined that Mr. Frigon’s service on the audit committees of more than three companies, including PCA, has not impaired and will not impair Mr. Frigon’s ability to serve as the audit committee financial expert for PCA. The Audit Committee has furnished the following report on the functions performed by the Committee and its membership:

The Audit Committee oversees PCA’s financial reporting process and audit function on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling the Committee’s oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee also reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of PCA’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee also discussed with the independent auditors the matters required to be discussed by the Statements on Auditing Standards No. 61, Communication with Audit Committees. The Committee also discussed with the independent auditors their auditors’ independence from management and PCA, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with their auditors’ independence.

The Committee has received the written disclosure and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with the independent auditor its independence.

In addition, in their oversight role, the Committee discussed with PCA’s internal auditors and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of PCA’s internal controls, and the overall quality of PCA’s financial reporting. The Committee held seven meetings during fiscal year 2005.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of PCA’s independent auditors.

Audit Committee Members
Henry F. Frigon, Chairman
Louis A. Holland
Roger B. Porter
Rayford K. Williamson

RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Item No. 2 on Proxy Card)

The Audit Committee has appointed Ernst & Young LLP as PCA’s independent registered public accounting firm for the fiscal year ending December 31, 2006, and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the annual meeting. Ernst & Young LLP has audited PCA’s financial statements since PCA’s inception in 1999. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have the opportunity to make a statement if they wish to do so and will be available to respond to appropriate questions.

Audit Committee Pre-Approval Policy for Audit and Non-Audit Services.

Pursuant to its written charter, the Audit Committee is responsible for pre-approving all audit and permitted non-audit services to be performed for PCA by its independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by PCA’s independent registered public accounting firm. Prior to engagement of the independent registered public accounting firm for the next year’s audit, management or the independent registered public accounting firm submits to the Audit Committee for approval an aggregate request of services expected to be rendered during that year for each of the four categories of services outlined below. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent registered public accounting firm. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report, for information purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

Fees to the Independent Registered Public Accounting Firm

Audit Fees.   Fees for audit services totaled approximately $1,190,100 in 2005 and approximately $1,092,950 in 2004, including fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q. Included in such fees for 2005 and 2004 is $540,000 and $597,000, respectively, for work associated with the audit of internal controls over financial reporting as required by Sarbanes-Oxley Section 404 and related rules and regulations.

Audit-Related Fees.   Fees for audit-related services totaled approximately $76,500 in 2005 and approximately $56,400 in 2004. Audit-related services principally include benefit plan audits and accounting consultations.

Tax Fees.   Tax fees include fees for tax compliance, tax advice and tax planning services. PCA did not pay any tax fees to Ernst & Young LLP in 2005 or 2004.

All Other Fees.   This category comprises all fees billed by Ernst & Young LLP to PCA not included in the previous three categories. PCA did not pay any other fees to Ernst & Young LLP in 2005 or 2004.

The Audit Committee has considered whether the non-audit services described above are compatible with maintaining Ernst & Young LLP’s independence and has determined that such services have not adversely affected Ernst & Young LLP’s independence.

Shareholder Ratification

Shareholder ratification of the appointment of Ernst & Young LLP as PCA’s independent registered public accounting firm is not required by our By-Laws or otherwise. However, the Board is submitting the appointment of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such an appointment would be in the best interests of PCA and its shareholders.

The Board of Directors, based upon the recommendation of the Audit Committee, unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as PCA’s independent registered public accounting firm for fiscal year 2006.

EXECUTIVE COMPENSATION

This section contains charts and other information that show the amount of compensation earned by our Chief Executive Officer and by our four other most highly compensated executive officers. It also contains the Report of the Compensation Committee explaining the compensation philosophy for our most highly paid officers.

Compensation of Executive Officers

Summary Compensation Table.   The following table sets forth information relating to the compensation earned by our Chief Executive Officer and the four other most highly compensated executive officers (collectively, the “Named Executive Officers”).

		Annual Compensation			Long-Term Compensation
Name and				Other Annual	Non-vested Stock	Options	All Other
Principal Position	Year	Salary	Bonus(2)	Compensation(3)	Award $(4)	Granted(#)	Compensation
Paul T. Stecko	2005	$790,356	$1,295,000	$234,403	$786,990	37,000	$49,948	(5)
Chairman and Chief	2004	746,772	1,240,000	102,445	717,000	50,000	47,283	(6)
Executive Officer	2003	725,016	1,125,000	99,195	523,260	66,500	81,608	(7)
William J. Sweeney	2005	444,424	315,000	51,290	396,975	17,500	32,105	(5)
Executive Vice President—	2004	425,220	295,000	47,111	310,700	23,000	26,996	(6)
Corrugated Products	2003	412,824	255,000	42,571	220,320	28,000	32,805	(7)
Mark W. Kowlzan	2005	322,508	300,000	35,350	354,435	15,500	5,433	(5)
Senior Vice President—	2004	286,464	275,000	30,000	215,100	13,000	3,251	(6)
Containerboard	2003	278,112	200,000	30,000	132,192	16,800	3,166	(7)
Richard B. West	2005	322,508	300,000	35,000	354,435	15,500	21,826	(5)
Senior Vice President,	2004	286,464	285,000	30,000	215,100	13,000	18,304	(6)
Chief Financial Officer	2003	278,112	250,000	30,000	132,192	16,800	17,782	(7)
and Corporate Secretary
Thomas A. Hassfurther(1)	2005	297,528	200,000	51,160	297,780	13,000	20,721	(5)
Senior Vice President—
Sales and Marketing,
Corrugated Products

(1)             Thomas A. Hassfurther was promoted to the position of Senior Vice President, Sales and Marketing, Corrugated Products and named an executive officer of PCA in February 2005.

(2)    For the year 2005, represents annual bonuses of $645,000, $250,000, $200,000, $170,000 and $160,000 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West and Mr. Hassfurther, respectively. Also represents an additional amount paid for a special bonus in recognition of the special dividend paid in April 2005 to PCA by Southern Timber Venture of $650,000 for Mr. Stecko, $65,000 for Mr. Sweeney, $100,000 for Mr. Kowlzan, $130,000 for Mr. West and $40,000 for Mr. Hassfurther. For the year 2004, represents annual bonuses of $490,000, $205,000, $160,000 and $145,000 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan and Mr. West, respectively. Also represents an additional amount paid for a special bonus in recognition of the success of PCA’s Southern Timber Venture investment of $750,000 for Mr. Stecko, $90,000 for Mr. Sweeney, $115,000 for Mr. Kowlzan and $140,000 for Mr. West. For the year 2003, represents annual bonuses of $450,000, $190,000, $135,000 and $135,000 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan and Mr. West, respectively. Also represents an additional amount paid for a special bonus in recognition of their efforts in the Company’s successful long-term debt refinancing of $675,000 for Mr. Stecko, $65,000 for Mr. Sweeney, $65,000 for Mr. Kowlzan and $115,000 for Mr. West.

(3)             For the year 2005, represents perquisite allowances of $70,000, $35,000, $35,000, $35,000 and $30,000 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West and Mr. Hassfurther, respectively. For the year 2004, represents perquisite allowances of $70,000, $30,000, $30,000 and $30,000 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan and Mr. West, respectively. For the year 2003, represents perquisite allowances of $70,000, $30,000, $30,000 and $30,000 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan and Mr. West, respectively. For Mr. Stecko, represents an additional amount paid for legal, tax and financial planning of $43,725 in 2005, $32,445 in 2004 and $29,195 in 2003; as well as a one-time club initiation fee of $120,678 in 2005. For Mr. Sweeney, represents an additional amount paid for club membership dues of $16,290 in 2005, $17,111 in 2004 and $12,571 in 2003. For Mr. Kowlzan and Mr. Hassfurther, represents an additional amount paid for club membership dues of $350 and $21,160, respectively, in 2005.

(4)             Non-vested shares were granted on March 3, 2005 and June 29, 2005. The closing market price of the stock on the days of grant was used to create the value reported in the table. On March 3, 2005, Mr. Sweeney, Mr. West and Mr. Kowlzan each received 1,000 shares of non-vested stock. On June 29, 2005, the non-vested stock grant awards were 37,000, 17,500, 15,500, 15,500 and 14,000 shares made to Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West and Mr. Hassfurther, respectively. As of December 30, 2005, the number of non-vested shares held by Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West, and Mr. Hassfurther were 95,500, 43,500, 32,700, 32,700, and 25,400 respectively. The value of the non-vested stock as of December 30, 2005 is $2,191,725, $998,325, $750,465, $750,465 and $582,930 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West, and Mr. Hassfurther, respectively. Restrictions on these shares granted in March lapse three years from the date of grant. Restrictions on the shares granted in June lapse four years from the date of grant. Dividends are payable on the non-vested stock to the named executive at the same time and rate as dividends are paid to all holders of common stock.

(5)             Includes amounts paid for the following items in 2005: (a) the taxable dollar value for company provided group life insurance of $8,722, $8,853, $5,291, $3,823 and $5,034 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West and Mr. Hassfurther, respectively; (b) the amounts contributed pursuant to PCA’s 401(k) plans for the accounts of Mr. Stecko, Mr. Sweeney, Mr. West and Mr. Hassfurther of $39,997, $23,110, $16,770 and $15,471, respectively; (c) the taxable value of items received as gifts of $1,229, $142, $142, $1,233 and $216 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West and Mr. Hassfurther, respectively.

(6)             Includes amounts paid for the following items in 2004: (a) the taxable dollar value for company provided group life insurance of $8,450, $4,885, $3,251 and $3,410 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan and Mr. West, respectively; (b) the amounts contributed pursuant to PCA’s 401(k) plans for the accounts of Mr. Stecko, Mr. Sweeney and Mr. West of $38,833, $22,111 and $14,894, respectively.

(7)             Includes amounts paid for the following items in 2003: (a) the taxable dollar value for company provided group life insurance of $5,356, $11,338, $3,166 and $3,320 for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan and Mr. West, respectively; (b) reimbursement of interest payments made in connection with the 1999 Management Equity Agreements of $38,551 for Mr. Stecko; (c) the amounts contributed pursuant to PCA’s 401(k) plans for the accounts of Mr. Stecko, Mr. Sweeney and Mr. West of $37,701, $21,467 and $14,462, respectively.

Option Grants Table.   The following table shows aggregate grants of options during fiscal year 2005 to the Named Executive Officers and the potential realizable value of unexercised options at assumed annual rates of stock price appreciation.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options	Percentage of Total Options Granted To Employees	Exercise Price	Expiration	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Granted(1)	In Fiscal Year	Per Share	Date	5%	10%
Paul T. Stecko	37,000	11.3%	$21.27	06/29/12	$320,420	$746,660
William J. Sweeney	17,500	5.4%	21.27	06/29/12	151,550	353,150
Mark W. Kowlzan	15,500	4.7%	21.27	06/29/12	134,230	312,790
Richard B. West	15,500	4.7%	21.27	06/29/12	134,230	312,790
Thomas A. Hassfurther	13,000	4.0%	21.27	06/29/12	112,580	262,340

(1)          These options are not currently exercisable and are subject to a three year vesting schedule.

(2)          Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the SEC. Actual gains, if any, on stock option exercises depend on future performance of PCA’s common stock and overall stock market conditions. No assurances can be made that the amounts reflected in these columns will be achieved.

Option Exercises and Year-End Value Table.   The following table shows aggregate exercises of options during fiscal year 2005 by the Named Executive Officers and the aggregate value of unexercised options held by each Named Executive Officer as of December 31, 2005.

Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year-End Option Values

	Shares Acquired on	Value	Number of Shares Underlying Unexercised Options at Year End(1)		Value of Unexercised In-the-Money Options at Year End(1)
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Paul T. Stecko	300,000	$5,343,914	516,750	132,750	$5,448,768	$299,778
William J. Sweeney	50,000	468,267	100,000	59,500	531,510	130,210
Mark W. Kowlzan	151,900	2,493,539	37,400	39,900	154,456	85,846
Richard B. West	—	—	76,400	38,900	544,656	82,446
Thomas A. Hassfurther	—	—	61,425	31,675	435,367	66,057

(1)          Based on the closing market price of PCA’s common stock on December 30, 2005, which was $22.95 per share.

Authorization of Securities under Equity Compensation Plans.   Securities authorized for issuance under equity compensation plans at December 31, 2005 are as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options and rights	Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans(a)
Equity compensation plans approved by security holders	4,230,139	$17.00	1,703,278
Equity compensation plans not approved by security holders	—	—	—
Total	4,230,139	$17.00	1,703,278

(a)           Excludes securities reflected in the first column, “Number of securities to be issued upon exercise of outstanding options and rights.”

See Note 2 to the audited consolidated financial statements included in PCA’s 2005 Annual Report on Form 10-K for information about the material features of our equity compensation plans.

Pension Plan Table.   Effective May 1, 2004, PCA adopted a grandfathered pension plan for certain salaried employees (the “PCA Pension Plan”), including the Named Executive Officers who had previously participated in the pension plan of its former parent company, Pactiv Corporation. See Note 5 to the audited consolidated financial statements for a description of the human resources agreement between PCA and Pactiv under which eligible salaried employees of PCA continued participation in Pactiv’s pension plan through April 12, 2004. The benefit formula for the PCA Pension Plan is comparable to that of the Pactiv plan except that the PCA Pension Plan uses career average base pay in the benefit formula in lieu of final average base pay. The PCA Pension Plan recognizes service earned under both the new PCA Pension Plan and the prior Pactiv plan. Benefits earned under the PCA Pension Plan are reduced by retirement benefits earned under the Pactiv plan through April 30, 2004. All assets and liabilities associated with benefits earned through April 30, 2004 for salaried employees and retirees of PCA were retained by the Pactiv plan.

Except for Mr. Stecko, the Named Executive Officers also participate in a separate supplemental executive retirement plan (the “SERP”) maintained by PCA, which augments pension benefits for eligible executives earned under the PCA Pension Plan. Benefits are determined using the same formula as the PCA Pension Plan but in addition to counting career average base pay, the SERP also recognizes bonuses and any pay earned in excess of IRS qualified plan compensation limits. Benefits earned under the SERP are reduced by benefits paid from the PCA Pension Plan and any prior qualified pension and SERP benefits earned with Pactiv. Mr. Stecko is covered under a separate Supplemental Executive Retirement Plan that is described in the section entitled “Executive Compensation—Employment Contracts.”

The following table shows the aggregate estimated combined annual benefits provided under the provisions of the PCA Pension Plan and the PCA Supplemental Executive Retirement Plan, payable as a life annuity, upon normal retirement, to persons in specified salary and years-of-service classifications.

Pension Plan Table

PCA Pension Plan—Estimated Total Annual Retirement Benefits*
(expressed as an age 65 single life annuity)

	Years of Service
Remuneration	5	10	15	20	25	30	35
$ 250,000	$19,643	$39,286	$58,929	$78,571	$98,214	$117,857	$137,500
$ 300,000	$23,571	$47,143	$70,714	$94,286	$117,857	$141,429	$165,000
$ 350,000	$27,500	$55,000	$82,500	$110,000	$137,500	$165,000	$192,500
$ 400,000	$31,429	$62,857	$94,286	$125,714	$157,143	$188,571	$220,000
$ 450,000	$35,357	$70,714	$106,071	$141,429	$176,786	$212,143	$247,500
$ 500,000	$39,286	$78,571	$117,857	$157,143	$196,429	$235,714	$275,000
$ 550,000	$43,214	$86,429	$129,643	$172,857	$216,071	$259,286	$302,500
$ 600,000	$47,143	$94,286	$141,429	$188,571	$235,714	$282,857	$330,000
$ 650,000	$51,071	$102,143	$153,214	$204,286	$255,357	$306,429	$357,500
$ 700,000	$55,000	$110,000	$165,000	$220,000	$275,000	$330,000	$385,000
$ 750,000	$58,929	$117,857	$176,786	$235,714	$294,643	$353,571	$412,500
$ 800,000	$62,857	$125,714	$188,571	$251,429	$314,286	$377,143	$440,000
$ 850,000	$66,786	$133,571	$200,357	$267,143	$333,929	$400,714	$467,500
$ 900,000	$70,714	$141,429	$212,143	$282,857	$353,571	$424,286	$495,000
$ 950,000	$74,643	$149,286	$223,929	$298,571	$373,214	$447,857	$522,500
$1,000,000	$78,571	$157,143	$235,714	$314,286	$392,857	$471,429	$550,000
$1,050,000	$82,500	$165,000	$247,500	$330,000	$412,500	$495,000	$577,500
$1,100,000	$86,429	$172,857	$259,286	$345,714	$432,143	$518,571	$605,000
$1,150,000	$90,357	$180,714	$271,071	$361,429	$451,786	$542,143	$632,500
$1,200,000	$94,286	$188,571	$282,857	$377,143	$471,429	$565,714	$660,000
$1,250,000	$98,214	$196,429	$294,643	$392,857	$491,071	$589,286	$687,500
$1,300,000	$102,143	$204,286	$306,429	$408,571	$510,714	$612,857	$715,000
$1,350,000	$106,071	$212,143	$318,214	$424,286	$530,357	$636,429	$742,500
$1,400,000	$110,000	$220,000	$330,000	$440,000	$550,000	$660,000	$770,000

*                    This table includes estimated benefit amounts from the PCA Pension Plan and the PCA Supplemental Executive Retirement Plan. “Remuneration” refers to career average pay as defined under these plans.

The benefits shown above are based on years of credited participation and the employee’s career average compensation, which is comprised of salary and bonus earned from January 1, 2000 through December 31, 2005. These benefits are not subject to any deduction for Social Security or other offset amounts. The years of credited participation for Mr. Stecko, Mr. Sweeney, Mr. Kowlzan, Mr. West and Mr. Hassfurther are 11 years, 14 years and 7 months, 8 years and 7 months, 9 years and 4 months and 27 years and 2 months, respectively. Refer to the Summary Compensation Table for salary and bonus information for these individuals.

Employment Contracts

Under the terms of letter agreements entered into with Mr. Stecko on January 25, 1999 and May 19, 1999, PCA must pay Mr. Stecko a minimum base salary of $600,000 per annum, subject to increases approved by the Board and an annual perquisite allowance of not less than $60,000 payable in cash. In 2005, Mr. Stecko’s base salary was $790,356 and his perquisite allowance was $70,000. In addition, PCA paid Mr. Stecko a signing bonus payment of $1 million in 1999, the net proceeds of which, under the terms of the letter agreements, were invested in common stock of PCA.

Under the terms of a letter of agreement dated May 19, 1999, PCA established a Supplemental Executive Retirement Plan under which we will provide Mr. Stecko with a supplemental pension benefit calculated on the basis of the following formula: (annual salary + bonus) × (years of service) × (.0167), where “years of service” equals years of service with PCA + five years. The benefit is payable in a lump sum, with the lump sum determined using the following factors: the interest rate used will be the annual rate of interest of 30-year Treasury Securities as specified by the IRS for the second calendar month preceding the first day of the plan year during which the annuity starting date occurs and the applicable mortality table described in Revenue Ruling 95-6, 1995-1 CB 80. These benefits are payable upon Mr. Stecko’s separation from service but, with respect to benefit commencement prior to age 62, there will be a 4% per year reduction for early payment.

Management Equity Agreements

PCA entered into management equity agreements in June 1999 with 125 of its management-level employees, including the Named Executive Officers. Under these agreements, PCA sold 3,132,800 shares of common stock to 113 of these employees at $4.55 per share, the same price per share at which our largest shareholder purchased equity in the April 12, 1999 transactions. PCA initially guaranteed bank financing in the amount of $5,200,000 in the aggregate to enable some of these members of PCA’s management to purchase equity under their respective management equity agreements. The amount of bank financing guaranteed by PCA with respect to any employee did not exceed 50% of the purchase price paid by the employee under his or her management equity agreement. As of December 31, 2005, all management equity loans have been repaid by PCA management.

The management equity agreements also provided for the grant of options to purchase up to an aggregate of 6,569,200 shares of PCA’s common stock at the same price per share at which our largest shareholder purchased common stock in the April 12, 1999 transactions. These options became exercisable upon completion of PCA’s initial public offering.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

The Compensation Committee of the Board of Directors is comprised of directors who are not employees. Neither Mr. Mencoff nor Mr. Souleles were compensated when they served as officers of PCA.

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has furnished the following report on executive compensation for fiscal year 2005:

The following Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other PCA filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.

Background.   This report on executive compensation is furnished by the Compensation Committee of the Board of Directors, which is composed of three non-employee directors, and which is responsible for establishing and overseeing PCA’s executive compensation programs.

The Committee determines compensation for executive officers using the same guiding principles that are in place for all PCA associates, a clear focus on paying for performance, and a strong realization of the competitive market place for talented individuals.

In determining the total compensation package for the executives, the Committee relies upon national and industry salary surveys giving consideration to a peer group comprised of paper, packaging and related manufacturing companies. The total compensation package for the executives consists of a base salary, an annual incentive, and a long-term incentive in the form of stock option and non-vested stock grants. In addition, a special cash bonus award may be awarded based on the accomplishment of longer-term objectives and/or significant accomplishments in a given year.

PCA executives participate in an annual incentive compensation plan designed to reinforce a results oriented management culture. The plan contains financial and non-financial measures. Financial performance targets are established using the Annual Operating Plan. The award pool established under the plan is equivalent to the sum of the individual target awards. Quantitative factors such as cash management/debt reduction, environmental performance, and safety and health performance can be used to adjust the award pool plus or minus 25% at the discretion of the Board. Qualitative factors such as customer satisfaction and change leadership can be used to adjust the award pool plus or minus 10% at the discretion of the Board. Lastly, at the discretion of the Board, the award pool can be adjusted based on PCA’s growth of total return to shareholders as measured against peer companies.

PCA’s Long Term Equity Incentive Plan provides, among other things, that stock options and non-vested stock awards may be granted to the CEO, executive officers, and other key associates who contribute to the long-term success of the company. Targeted long-term incentive compensation for 2005 was delivered in the form of non-qualified stock options and non-vested stock grants.

The Committee has considered the provisions of Section 162(m) of the Internal Revenue Code which generally limits the annual tax deductibility of compensation paid to each named executive to $1 million. To the extent possible, the Committee intends to preserve the federal income tax deductibility, but may choose to provide compensation that may not be deductible if it believes that such payments are in the best overall interests of PCA and its shareholders.

CEO Compensation.   The Compensation Committee of the Board of Directors determines the Chief Executive Officer’s compensation package. Base salary is fixed and targeted to be competitive within the peer group comprised of paper, packaging and related manufacturing companies. The determination of the annual bonus amount is based upon the company’s performance against the annual operating plan and general level of company profitability. The bonus may be adjusted for economic conditions and competitive comparisons. The annual bonus is targeted to equal base salary. Any special cash bonus award is based on the accomplishment of longer-term objectives and/or significant accomplishments in a given year. This may include such things as market share improvement, debt reduction, acquisitions, safety and environmental awards, industry-wide recognition, and other such company benefiting achievements.

Mr. Stecko’s year 2005 base salary of $790,356 is slightly below the 50th percentile compared to base salaries paid to individuals in similar positions in a peer group comprised of paper, packaging, and related manufacturing companies. Mr. Stecko’s total cash compensation (base salary plus bonus) is at the 75th percentile of this peer group. Total compensation (base salary, bonus, and long term incentive compensation) for Mr. Stecko is at the 50th percentile compared to the total compensation delivered to individuals in similar positions in the peer group.

Compensation Committee Members
Samuel M. Mencoff, Chairman
Thomas S. Souleles
Rayford K. Williamson

PERFORMANCE GRAPH

The following performance graph compares the cumulative total return on PCA’s common stock from December 31, 2000 through December 30, 2005, with the cumulative total return of: (i) Standard & Poor’s 500 Stock Index; (ii) Standard & Poor’s Smallcap 600 Index; (iii) Standard & Poor’s Midcap 400 Index; (iv) Standard & Poor’s Forest Products Index and (v) a competitor group index. The stock performance shown in this graph represents past performance and should not be considered an indication of future performance of PCA’s common stock.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN(1)

AMONG PACKAGING CORPORATION OF AMERICA, THE S & P 500 INDEX,
THE S & P SMALLCAP 600 INDEX, THE S & P MIDCAP 400 INDEX,
THE S & P FOREST PRODUCTS INDEX AND A COMPETITOR GROUP INDEX

	Cumulative Total Return
	Packaging Corporation of America	S&P 500	S&P Midcap 400	S&P Smallcap 600	S&P Forest Products	Competitor Group
December 2000(1)	100.00	100.00	100.00	100.00	100.00	100.00
December 2001	112.56	88.12	99.39	106.54	108.30	104.91
December 2002	113.12	68.64	84.97	90.95	101.63	94.99
December 2003	136.52	88.33	115.24	126.23	142.78	122.56
December 2004	151.00	97.94	134.23	154.82	161.31	127.27
December 2005	153.85	102.75	151.08	166.71	164.63	118.38

(1)          The initial measurement point for the performance graph assumes a $100 investment in PCA’s common stock and in each S&P index and competitor group index on December 31, 2000. In addition, the cumulative total returns assume reinvestment of any dividends.

(2)          The Company has used the S&P Small Cap 600 Index for a number of years as the broad equity market index for comparison of cumulative total returns. The Company is discontinuing the use of this index as the Company is included in the S&P Midcap 400 Index.

(3)          Includes International Paper Co., Smurfit-Stone Container Corp., Temple-Inland Inc. and Weyerhaeuser Co. PCA selected this group of companies because they are major producers of containerboard and corrugated products packaging, which is PCA’s business. PCA believes this competitor group index to be a better comparative for total cumulative return than the S&P Forest Products Index, which includes only two companies (Weyerhaeuser and Louisiana-Pacific). The Company has used the S&P Forest Products Index for a number of years as the published industry index for comparison of cumulative total returns and is now replacing this index with the competitor group index.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF OUR PRINCIPAL
SHAREHOLDERS, DIRECTORS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of PCA’s common stock as of March 15, 2006 by (a) each person or group of affiliated persons who is known by PCA to own beneficially more than 5% of the common stock, (b) each of PCA’s directors, (c) each of PCA’s executive officers and (d) all directors and executive officers of PCA as a group. Except as otherwise noted, the persons or entities in this table have sole voting and investment power with respect to all the shares of common stock owned by them.

Name	Number(1)	Percent
PCA Holdings LLC(2)
c/o Madison Dearborn Partners, LLC Three First National Plaza Chicago, Illinois 60602	21,773,010	21.0%
Capital Research and Management Company(3)
333 South Hope Street Los Angeles, California 90071	11,226,800	10.8%
Goldman Sachs Asset Management, L.P.(4)
32 Old Slip New York, New York 10005	7,201,997	6.9%
Iridian Asset Management LLC, et al.(5)
276 Post Road West Westport, Connecticut 06880	6,158,146	5.9%
Paul T. Stecko(6)	852,685	*
William J. Sweeney(7)	151,110	*
Mark W. Kowlzan(8)	232,900	*
Richard B. West(9)	181,678	*
Stephen T. Calhoun(10)	77,955	*
Thomas A. Hassfurther(11)	89,427	*
Samuel M. Mencoff(12)	21,773,010	21.0%
Thomas S. Souleles(13)	21,773,010	21.0%
Henry F. Frigon(14)	38,000	*
Louis A. Holland(15)	46,300	*
Roger B. Porter(16)	7,000	*
Rayford K. Williamson(17)	40,500	*
All directors and executive officers as a group (12 persons)(18)	23,490,565	22.4%

*                    Denotes ownership of less than one percent.

(1)          Includes the number of shares and percentage ownership represented by the shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission. Percentage ownership is based on 103,782,657 shares of common stock outstanding as of March 15, 2006. The number of shares beneficially owned by a person includes shares of common stock that are subject to options held by that person that are currently exercisable or exercisable within 60 days of March 15, 2006. These shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by that person. These shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person.

(2)          The members of PCA Holdings include Madison Dearborn Capital Partners III, L.P. (“MDCP III”) and a fund affiliated with MDCP III. MDCP III and the affiliated fund may be deemed to have beneficial ownership of the shares of common stock of PCA held by PCA Holdings. Shares beneficially owned by MDCP III and the affiliated fund may be deemed to be beneficially owned by

Madison Dearborn Partners III, L.P., the general partner of each fund (“MDP III”), by Madison Dearborn, the general partner of MDP III and by a limited partner committee of MDP III.

(3)          This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on January 10, 2006 by Capital Research and Management Company on behalf of a group. The filing was made jointly with The Income Fund of America, Inc. The Schedule 13G states that Capital Research and Management Company beneficially owns 11,226,800 shares of PCA common stock, of which it has sole voting power over 4,490,000 of the shares and sole dispositive power over all of the shares. The Income Fund of America has sole voting power over 6,736,800 shares.

(4)          This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 3, 2006 by Goldman Sachs Asset Management, L.P. The Schedule 13G states that Goldman Sachs Asset Management, L.P. has sole voting power over 7,046,016 shares of PCA common stock and sole dispositive power over 7,201,997 shares of PCA common stock.

(5)          This information was obtained from a Schedule 13G/A filed with the Securities and Exchange Commission on February 3, 2006 by Iridian Asset Management LLC on behalf of a group. The Schedule 13G/A states that each of Iridian Asset Management LLC, The Governor and Company of the Bank of Ireland, IBI Interfunding, BancIreland/First Financial, Inc., and BIAM (US) Inc. has shared voting and dispositive power over 6,158,146 shares of PCA common stock.

(6)          Mr. Stecko owns 155,935 shares of common stock of PCA, and the Paul T. Stecko 1999 Dynastic Trust owns 180,000 shares of common stock of PCA. Mr. Stecko may be deemed to have beneficial ownership of the shares of common stock of PCA owned by the Paul T. Stecko 1999 Dynastic Trust. Mr. Stecko also has an exercisable option to acquire 516,750 shares of common stock of PCA.

(7)          Mr. Sweeney has an exercisable option to acquire 100,000 shares of common stock of PCA.

(8)          Mr. Kowlzan has an exercisable option to acquire 37,400 shares of common stock of PCA.

(9)          Mr. West has an exercisable option to acquire 76,400 shares of common stock of PCA.

(10)   Mr. Calhoun has an exercisable option to acquire 45,405 shares of common stock of PCA.

(11)   Mr. Hassfurther has an exercisable option to acquire 61,425 shares of common stock of PCA.

(12)   Mr. Mencoff is Co-President of Madison Dearborn and may therefore be deemed to share beneficial ownership of the shares owned by Madison Dearborn. Mr. Mencoff expressly disclaims beneficial ownership of the shares owned by Madison Dearborn.

(13)   Mr. Souleles is a Managing Director of Madison Dearborn and may therefore be deemed to share beneficial ownership of the shares owned by Madison Dearborn. Mr. Souleles expressly disclaims beneficial ownership of the shares owned by Madison Dearborn.

(14)   Mr. Frigon has an exercisable option to acquire 35,000 shares of common stock of PCA. The Henry F. & Anne M. Frigon Irrevocable Trust owns 1,000 shares of common stock of PCA. Mr. Frigon may be deemed to have beneficial ownership of the shares of common stock of PCA owned by the Henry F. & Anne M. Frigon Irrevocable Trust.

(15)   Mr. Holland owns 42,100 shares of common stock of PCA, and the 2005 Irrevocable Trust owns 200 shares of common stock of PCA. Mr. Holland may be deemed to have beneficial ownership of the shares of common stock of PCA owned by the 2005 Irrevocable Trust. Mr. Holland also has an exercisable option to acquire 4,000 shares of common stock of PCA.

(16)   Mr. Porter has an exercisable option to acquire 3,500 shares of common stock of PCA.

(17)   Mr. Williamson has an exercisable option to acquire 35,000 shares of common stock of PCA.

(18)   Includes 914,880 shares issuable upon exercise of currently exercisable stock options.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to us, we believe that during our preceding fiscal year all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with.

CERTAIN TRANSACTIONS AND RELATIONSHIPS

We believe that all of the transactions set forth below were made on an arms-length basis. All future transactions between us and our officers, directors, principal shareholders and affiliates will be approved by a majority of the board of directors, including a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties.

Secondary Offering and Share Repurchase

On December 21, 2005, PCA completed a secondary offering of its common stock pursuant to a registration statement filed with the Securities and Exchange Commission on December 9, 2005. The selling stockholder, PCA Holdings LLC, sold 17,825,000 shares of common stock of PCA, which included 2,325,000 shares pursuant to the underwriters’ exercise in full of their over-allotment option. All of these shares were sold at an initial price to the public market of $21.50 per share, and the selling stockholder received proceeds, net of the underwriting discount, of $20.69 per share. We did not sell any shares in, or receive any proceeds from, the secondary offering.

Concurrent with the closing of the secondary offering on December 21, 2005, PCA entered into a common stock repurchase agreement with PCA Holdings LLC. Pursuant to the repurchase agreement, PCA purchased 4,500,000 shares of common stock directly from PCA Holdings LLC at the initial price to the public net of the underwriting discount, or $20.69 per share, the same net price per share received by PCA Holdings LLC in the secondary offering. These shares were retired on December 21, 2005.

Registration Rights Agreement

PCA, PCA Holdings LLC and Pactiv Corporation entered into a registration rights agreement under which Pactiv, PCA Holdings and their affiliates and transferees have “demand” registration rights, which entitle them to cause PCA to register their securities of PCA under the Securities Act. Pactiv exercised one of its “demand” registration rights under this agreement in order to effect the registration of its shares of common stock for sale in the public offering of PCA’s common stock on January 28, 2000. During 2001, Pactiv sold its remaining ownership in PCA common stock, and no longer is a party to the registration rights agreement. In addition, PCA Holdings and its affiliates and transferees have “piggyback” registration rights, which entitle them to cause PCA to include their securities in a registration in which PCA proposes to register any of its securities under the Securities Act. PCA Holdings and its affiliates are entitled to demand:

(1)         three “long form” registrations on Form S-1, or a similar long form, in which PCA will pay the registration expenses, other than underwriting discounts and commissions,

(2)         an unlimited number of “short form” registrations on Form S-2 or S-3, or a similar short form, in which PCA will pay the registration expenses, other than underwriting discounts and commissions, and

(3)         an unlimited number of “long form” registrations on Form S-1, or a similar long form, in which the requesting holders will pay the registration expenses.

PCA Holdings and its affiliates will have equal priority, before any other holders of PCA’s securities, to participate in any registrations of PCA’s securities.

Services Agreement

PCA entered into a holding company support agreement with PCA Holdings, under which PCA agreed to reimburse PCA Holdings for all fees, costs and expenses, up to an aggregate amount of $250,000 per year, related to PCA Holdings’ investment in PCA. These expenses include PCA Holdings’ general operating expenses, franchise tax obligations, accounting, legal, corporate reporting and administrative expenses, and any other expenses incurred by PCA Holdings as a result of its investment in PCA. No amounts were paid in fiscal year 2005 nor in any other year in which this agreement was effective.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder proposals for our 2007 Annual Meeting of Shareholders must be received at our principal executive offices by November 29, 2006, and must otherwise comply with the Securities and Exchange Commission’s rules, to be considered for inclusion in our proxy materials relating to our 2007 Annual Meeting.

We must receive notice of your intention to introduce a nomination for director or to bring other business before the shareholders at our 2007 Annual Meeting of Shareholders no earlier than February 9, 2007 and no later than March 11, 2007. This notice of business proposed to be brought before the 2007 Annual Meeting must be received by our Corporate Secretary personally or by registered or certified mail and satisfy the procedures set forth in PCA’s Bylaws. Please note that this paragraph relates only to the matters you wish to bring before your fellow shareholders at the 2007 Annual Meeting. The requirements set forth in this paragraph are separate from the Securities and Exchange Commission’s requirements set forth in the first paragraph of this section to have your proposal included in our proxy statement.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements.

DIRECTOR NOMINATIONS TO BE CONSIDERED BY THE BOARD

Nominations for the election of directors may be made at times other than at the annual meeting by the Board of Directors or by a shareholder entitled to vote generally in the election of directors. For a nomination to be properly made by any shareholder and be considered for recommendation by the Board to the shareholders and included in PCA’s proxy statement for the 2007 annual meeting, written notice of such shareholder’s nomination must be given, either by personal delivery or by registered or certified United States mail, postage prepaid, to the Corporate Secretary of PCA (and must be received by the Corporate Secretary) by November 29, 2006. Such notice shall set forth:

(1)         the name and address of the shareholder making the nomination and of the person to be nominated;

(2)         a representation that the shareholder is a holder of record of stock of PCA entitled to vote at such meeting and intends to appear in person or by proxy at the meeting;

(3)         a description of all arrangements or understandings between the shareholder and the nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is being made by the shareholder;

(4)         such other information regarding the nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the then current proxy rules of the Securities and Exchange Commission; and

(5)         the consent of the nominee to serve as a director of PCA if so recommended by the Board and duly elected at the annual meeting by the shareholders.

In order for a shareholder nomination to be included in the proxy statement, the nominee must meet the selection criteria as determined by the Nominating and Governance Committee.

PCA evaluates director nominees recommended by shareholders in the same manner in which it evaluates other director nominees. PCA has established through its Nominating and Governance Committee selection criteria that identify desirable skills and experience for prospective Board members, including those properly nominated by shareholders, and address the issues of diversity and background. The Board, with the assistance of the Nominating and Governance Committee, selects potential new Board members using the criteria and priorities established from time to time. The composition, skills and needs of the Board change over time and will be considered in establishing the desirable profile of candidates for any specific opening on the Board of Directors.

OTHER MATTERS

As of the date of this proxy statement, the Board does not intend to present at the annual meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter requiring a vote of the shareholders should come before the meeting, it is the intention of the persons named in the proxy to vote with respect to any such matter in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

PACKAGING CORPORATION OF AMERICA

Richard B. West
Senior Vice President, Chief Financial Officer and Corporate Secretary
March 29, 2006

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☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card

A	Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold		For	Withhold
01 - Henry F. Frigon	☐	☐	05 - Thomas S. Souleles	☐	☐

02 - Louis A. Holland	☐	☐	06 - Paul T. Stecko	☐	☐

03 - Samuel M. Mencoff	☐	☐	07 - Rayford K. Williamson	☐	☐

04 - Roger B. Porter	☐	☐

B	Issues
The Board of Directors recommends a vote FOR the following proposal.

	For	Against	Abstain
2. Proposal to ratify appointment of Ernst & Young LLP as the independent registered public accounting firm.	☐	☐	☐	☐	Mark this box with an X if you have made comments below.

C				Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

Please sign this proxy exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, guardians and others acting in a representative capacity should indicate this when signing. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

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Proxy - Packaging Corporation of America

1900 West Field Court

Lake Forest, IL 60045

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PAUL T. STECKO, RICHARD B. WEST and SAMUEL M. MENCOFF as proxies (each with the power to act alone and to appoint his substitute) and hereby authorizes them to represent and to vote, as designated herein, all the shares of common stock of Packaging Corporation of America held of record by the undersigned on March 15, 2006, at the annual meeting of stockholders to be held on May 10, 2006 and at any and all adjournments thereof.

Please sign and date on the reverse side and mail promptly in the enclosed postage-paid envelope or otherwise to Computershare Trust Company, P.O. Box 43101, Providence, Rhode Island 02940-5067.

A vote “FOR” Proposals 1 and 2 is recommended by the Board of Directors.

If properly signed, dated and returned, this proxy will be voted as specified herein by the undersigned stockholder. If no choice is specified, this proxy will be voted “FOR” the nominees specified in Proposal 1 and “FOR” Proposal 2.

(Continued and to be signed on the reverse side)